EXHIBIT 21.1

List of Subsidiaries of MCF Corporation

Merriman Curhan Ford & Co., California (active)

MCF Asset Management, LLC, Delaware (active)

Panel Intelligence, LLC, Delaware (active)

MCF Wealth Management, LLC, Delaware (inactive)

Ratexchange 1, Inc., Delaware (inactive)

Xpit Corporation, Delaware (dissolved)

RMG Partners Corporation, Delaware (sold)